UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 17, 2006

NORTHERN STATES FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

000-19300
(Commission File Number)

Delaware	36-3449727
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1601 North Lewis Avenue
P.O. Box 39
Waukegan, Illinois 60085
(Address of Principal Executive Offices)

(847) 244-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Northern States Financial Corporation (the “Company”), Bank of Waukegan and Norstates Bank entered into a Settlement Agreement, Mutual Release and Policy Rescission with Illinois Union Insurance Company dated as of February 1, 2006 (the “Agreement”) upon approval by the court of the Agreement on May 17, 2006.

The Company previously disclosed its and the Bank’s involvement in certain lease pools purchased in 2000 and 2001 from Commercial Money Center ("CMC"), the bankruptcy of CMC and the Company’s efforts to collect on these leases. These lease pools were secured by both the leased equipment and surety bonds issued by ACE/Illinois Union and RLI Insurance Company. In September 2005, the Company filed Motions for Judgment on the Pleadings in its CMC litigations against the sureties. At that time, the court granted the Motion for Judgment on the Pleadings against ACE/Illinois Union; however, the Bank's motion against the RLI sureties was denied. ACE/Illinois Union insures the lease pools that amounted to $5.2 million at March 31, 2006 and RLI acts as the sureties on lease pools totaling $4.1 million at March 31, 2006. On October 31, 2005, the court directed all parties involved in the CMC litigation to engage in mediation, which concluded during the first quarter 2006. The lease pools were carried on nonaccrual status and totaled $9.3 million at March 31, 2006. At March 31, 2006, the Company had $1.9 million of its allowance for loan leases losses allocated to the lease pools purchased from CMC. As a result of the settlement, the balance of the Company’s non-accrual loans will be reduced by $5.2 million. Pursuant to the terms of the Agreement, Illinois Union and the Bank of Waukegan agree to a dismissal of all claims and counterclaims between them in connection with the CMC litigations in their entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTHERN STATES FINANCIAL CORPORATION
Date: May 19, 2006	By:	/s/Thomas M. Nemeth
Thomas M. Nemeth
Vice President and Treasurer